July 29, 2010

We hereby consent to the inclusion of our Independent Auditors' Report on the financial statements of DM Products, Inc. for the year ended December 31, 2009 in DM Products, Inc.'s Form S-1/A-2 Registration Statement dated July 29, 2010.

We also consent to the reference to us under the heading "Experts" in the Registration Statement.

/s/ Beckstead and Watts, LLP
Beckstead and Watts, LLP
Henderson, Nevada